UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 25, 2007

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-23071	31-1241495
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

915 Secaucus Road, Secaucus, New Jersey, 07094
(Address of Principal Executive Offices) (Zip Code)

(201) 558-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On March 25, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of The Children’s Place Retail Stores, Inc. (the “Company”) approved the payment of a discretionary cash bonus of $108,054 to Neal Goldberg, President of the Company, who was identified as a “Named Executive Officer” in the Company’s 2006 Proxy Statement (a “Named Executive Officer”). This discretionary bonus was awarded to Mr. Goldberg in addition to the cash bonus earned by Mr. Goldberg for fiscal 2006 pursuant to the Company’s Annual Management Incentive Bonus Plan (the “Incentive Bonus Plan”), which was approved by the Company’s stockholders at the Company’s 2006 Annual Meeting.

All Company executives participating in the Incentive Bonus Plan, including all of the other current executives who were Named Executive Officers, were awarded 2006 bonuses under the Incentive Bonus Plan. In addition to Mr. Goldberg, certain other executives of the Company also were awarded discretionary bonuses for fiscal 2006. However, no such discretionary bonus for 2006 was awarded to any “Named Executive Officer”, other than Mr. Goldberg.

The Company provides an annual cash bonus incentive opportunity to its executives through the Incentive Bonus Plan and, in appropriate cases, through additional discretionary bonuses. For fiscal 2006, the Compensation Committee had previously selected earnings per share as the appropriate performance metric for participants in the Incentive Bonus Plan.

At its meeting on March 25, 2007, the Compensation Committee noted that the Company’s earnings per share for fiscal 2006 were adversely affected by charges relating to the Company’s previously disclosed financial restatement and the out-of-pocket costs attributable to the investigation of the Company’s historical stock option granting practices that was conducted on behalf of the Company’s Audit Committee and the Special Committee of the Company’s Board of Directors, and that in the absence of these charges and costs, the target goal achieved under the Incentive Bonus Plan would have been higher. Accordingly, the Compensation Committee elected to award additional discretionary bonuses for fiscal 2006 to certain executives of the Company, including Mr. Goldberg.

On March 20, 2007, the Compensation Committee selected earnings per share as the appropriate performance metric for fiscal 2007 participants in the Incentive Bonus Plan. If the Company achieves the target goal for corporate and divisional earnings per share during fiscal 2007, all participants will be entitled to receive 100% of their respective targeted bonus amounts determined based on earnings per share. The bonus amounts payable under the Incentive Bonus Plan will be greater than 100% of the targeted bonus amounts to the extent the Company’s corporate and divisional per share earnings are greater than the target goal set by the Compensation Committee, and the bonus amounts will be less than 100% of the targeted bonus amounts to the extent the Company’s corporate and divisional per share earnings are less than the target goal. For fiscal 2007, the Compensation Committee determined that the range of possible bonuses under the Incentive Bonus Plan will be between zero and two times the respective targeted bonus amounts of each executive participating in the Incentive Bonus Plan.

In addition, on March 25, 2006, the Compensation Committee approved an increase for fiscal 2007 in the targeted bonus amount for which the Company's Chief Executive Officer, Ezra Dabah, would be eligible under the Incentive Bonus Plan. For fiscal 2006, Mr. Dabah's targeted bonus amount was equal to 100% of his annual base salary for 2006. For fiscal 2007, Mr. Dabah's targeted bonus amount will be 137% of his annual base salary for 2007.

Item 9.01.	Financial Statements and Exhibits.

None

[SIGNATURE BLOCK FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/S/ SUSAN RILEY
Name: Susan Riley
Title: Executive Vice President, Finance and Administration

Dated: March 29, 2007